Exhibit 99.1

NTL REPORTS SECOND QUARTER 2005 RESULTS

London, United Kingdom, August 9, 2005 – NTL Incorporated (NASDAQ: NTLI) today reported its second quarter results for 2005.

•                  Record quarter of 205,500 gross additions (171,400 on-net)

•                  On-net churn improved sequentially to 1.3 per cent

•                  Strong net additions of 66,600 (on-net 47,800) in the quarter

•                  RGUs up 6 per cent to 6.2m (on-net up 4 per cent to nearly 6 million) vs. Q2 2004

•                  Strong broadband growth of 111,800 (83,700 on-net) in the quarter

•                  Triples up 17 per cent vs. Q2 2004; triple play penetration of 23.8 per cent (25.4 per cent on-net)

•                  OCF margins improved to 34.0 per cent from 33.2 per cent in Q2 2004

•                  Operating income of £6.4 million compared to loss of £22.6 million for Q2 2004

Financial Highlights

(£ millions)	Q2-2005	Q2-2004	% change

Revenue
Consumer	378.9	369.7	2.5%
Business	103.6	124.1	(16.5)%
Total Revenue	482.5	493.8	(2.3)%

Operating income before depreciation, amortization and other charges (OCF) (1)	164.2	164.0	0.1%

OCF margin (%) (2)	34.0%	33.2%	0.8%

Operating income (loss)	6.4	(22.6)	n.m.

(Loss) from continuing operations (3)	(66.1)	(267.0)	75.2%

(1)           Please see Appendix D for reconciliation of non-US GAAP terms such as OCF

(2)           OCF margin is OCF as a percentage of revenue

(3)           Q2-04 loss from continuing operations includes £162.2 million loss on extinguishment of debt

Commenting on the results, Simon Duffy, Chief Executive Officer of ntl, said: “During the second quarter we focused on driving strong operating performance. Further improvements in sales productivity led to another record quarter of gross customer additions. Net customer additions were bolstered by our continued improvement in customer churn. Broadband continued to grow strongly, reinforcing our position as the UK’s largest residential broadband supplier.  Offers such as “3 for £30” have resulted in a 17 per cent increase in the number of customers taking all three of our services compared to the second quarter of 2004.

Despite a more intense competitive environment, which led to a 2 per cent decline in revenue, and after investing an additional one per cent of Consumer revenues in greater sales and marketing resources, we were able to hold OCF constant and expand our OCF margin by nearly 1 percentage point, reflecting tighter cost controls and a higher-margin product mix.

As a further step in differentiating ourselves from the competition, yesterday we announced the arrival of the next generation of broadband services.  This comprises a set of “10Mb as standard” cable broadband products with different bandwidth options to match usage plus a series of unlimited products at different speeds.  This strategy will put ntl into a market-leading position on all key elements of the customer purchase decision for broadband:  price, speed and usage.  Our broadband services will become amongst the most innovative in the world and certainly well ahead of anything else in the UK.”

Q205 Review

Reporting changes

As previously announced, we sold our Ireland operation for net proceeds of  €325 million (£219.8 million) on May 9, 2005.  As a result, we are accounting for this business as a discontinued operation for all periods presented.  Accordingly, Ireland’s results have been removed from the results of continuing operations and have been reported as income from discontinued operations.

Henceforth, the company will report its financial results in U.K. pounds only, reflecting the underlying operational currency of the company.

Revenue

Second quarter revenue was £482.5 million, down 2.3 per cent compared to the prior year period.  The decrease is primarily due to lower Business revenue, which is discussed in detail below.

Consumer

We provide bundled services, including a range of broadband and dial-up internet services, local, long distance and international telephone services, and digital and analogue cable television, to our residential customers through our Consumer sales channel, which includes our on-net, off-net and virgin.net customers.

Consumer revenue in the second quarter was £378.9 million, up 2.5 per cent over the same period last year.  The increase in revenue reflects the acquisition of virgin.net.  Additionally, we experienced strong growth in broadband revenue generating units (RGUs) which increased by 460,800, or 42.1 per cent (314,400 on-net, or 28.7 per cent) compared to the same period last year.  These improvements were partly offset by a decline in telephony revenues due to lower usage and pricing and a decline in analogue television RGUs.

Customer growth was strong with another record quarter of 205,500 (171,400 on-net) gross customer additions.  Net residential customers increased by 66,600 (47,800 on-net) to end the quarter with 3.26 million customers (3.06 million on-net), a 5.8 per cent increase over Q2 2004 (2.5 per cent on-net).  We also added 133,200 net RGUs (107,100 on-net), ending the quarter with 6.18 million RGUs (5.96 million on-net), a 5.5 per cent increase over Q2 2004 (3.6 per cent on-net).  On-net RGUs per customer continued to improve to 1.95 RGUs per customer, up from 1.93 over the same period last year.  This strong performance reflects the success of our new offers and pricing as well as continued improvements in on-net customer churn, which declined to 1.3 per cent from 1.4 per cent in the prior quarter.  Total consumer churn was stable at 1.4 per cent.

Customers taking all three services increased 17 per cent from the second quarter of last year, bringing triple customer penetration to 23.8 per cent (25.4 per cent on-net).  Additionally, the success of our “3 for £30” offer has generated a significant increase in the percentage of customers taking our full suite of products at the point of sale.  Triples as a percentage of on-net gross additions increased to 15.0 per cent in the quarter, up from 8.1 per cent in the second quarter of 2004.

In the third quarter of 2005 we will implement a new customer acquisition policy involving enhanced credit screening of potential customers and a revised sales commission structure.  The new policy will improve the quality of customer adds, decrease bad debt and improve involuntary churn.  It could impact gross adds in the near term, resulting in a possible adjustment to full-year 2005 on-net net adds from 200,000 to approximately 170,000.  Even in such an eventuality, the new policy is right for the long-term health of the business.

Compared to the first quarter of 2005 we increased our subscribers in all three product areas, adding 19,600 telephony RGUs (21,500 on-net) and 17,200 DTV RGUs, which were offset by a decline of 15,300 ATV RGUs.  More significantly, we added 111,800 (83,700 on-net) broadband RGUs, bringing our total broadband customer base to 1.56 million (1.41 million on-net), the largest of any residential broadband provider in the U.K. Year-on-year, broadband customer penetration increased over twelve points from 35.5 per cent to 47.7 per cent (46.1 per cent on-net), representing one of the world’s highest broadband penetration levels.

In January we began rolling out our video on demand service, further differentiating cable from satellite and terrestrial TV. ntl “On Demand” is now available to approximately 375,000 customers, the most of any VoD service provider outside of the U.S.

Business

We provide a range of retail and wholesale voice, data and internet products and services to the business market comprising private and public sector organizations as well as resellers and mobile operators.

Business revenue of £103.6 million was down 16.5 per cent over the same period last year, which included £10.7 million of wholesale revenue from virgin.net.  Following its acquisition by ntl, virgin.net is no longer a third party wholesale customer. (please see Appendix E for a summary of the revenue impact related to the acquisition of virgin.net). The remaining decline in Business revenue is primarily due to lower wholesale revenue associated with the previously announced conclusion of our contract with Vodafone and lower telco usage.  The decline in revenue was partly offset by growth in data services.

During the second quarter we have continued to build on the strength of our IP services. We have joined with leading IP solutions provider Mitel to deliver advanced IP solutions to business and public sector customers. The partnership has enabled us to deliver a cost effective and low-risk migration path for organisations upgrading to IP telephony.

We have continued to win both corporate and public sector customers during Q2, including a contract with Ipswich Hospital NHS Trust to supply an IP call centre solution which will provide greater and more reliable services to hospital patients in the region.

As part of our wholesale services activities, we began delivering circuits to one of the UK’s leading mobile phone operators, extending their 2G network capacity in areas of Scotland and Northern Ireland, and enabling the operator to deploy 3G from the same nodes as and when required.  We also began fulfilling the first National Ethernet circuit orders placed following the launch of this product in Q1.

Operating income before depreciation, amortization and other charges (OCF)

OCF increased by 0.1 per cent to £164.2 million versus the same period last year.  Despite lower revenues, OCF margins increased by 0.8 percentage points to 34.0 per cent.  These improvements reflect a favourable shift in mix toward higher margin products together with continued cost reductions.  Associate costs have also decreased year on year and further savings have been generated through renegotiated maintenance contracts.  These savings were partly offset by an increase in the number of installs to pre-wired homes where the cost to install is expensed rather than capitalised and higher marketing spend to drive future customer growth.

Please refer to Appendix D for a discussion of the use of OCF as a non-U.S. GAAP measure and the reconciliation of OCF to U.S. GAAP operating income (loss).

Operating income (loss) and net income (loss)

Operating income was £6.4 million versus an operating loss of £22.6 million during the same period last year.  The improvement is primarily attributed to lower restructuring charges as well as a decrease in depreciation due to certain short-lived assets becoming fully depreciated at the end of 2004.

Loss from continuing operations of £66.1 million improved from a loss of £267.0 million during the same period last year due to the improvement in operating income, a reduction in net interest expense and because Q204 included a £162.2 million loss from extinguishment of debt.

Net income was £73.5 million versus a net loss of £249.9 million during the same period last year. The improvement reflects the reduced loss from continuing operations and a £137.2 million gain from the sale of our Ireland operations completed on May 9, 2005.

Fixed asset additions (accruals basis)

Second quarter fixed asset additions were £70.2 million, an increase of £7.9 million over the same period last year.  The increase is due to higher scaleable infrastructure costs primarily associated with network enhancements and higher CPE (customer premise equipment) costs, reflecting an increase in deliveries of set top boxes and cable modems.  These increases were partly offset by lower support capital costs due primarily to decreased billing system migration and IT spend and lower commercial costs related primarily to a reduction in business install costs.

Please refer to Appendix B for the NCTA breakdown of our fixed asset additions (accruals basis) and to Appendix D for a reconciliation of fixed asset additions (accruals basis) to US GAAP purchase of fixed assets.

Cash and Cash equivalents and Marketable Securities

At June 30, 2005, cash and cash equivalents and marketable securities totalled £801.3 million compared to £101.5 million at June 30, 2004.  The increase is primarily due to the retained balance of proceeds from the sale of our Broadcast operations.

Other Matters

We utilised the proceeds from the sale of our Ireland operations to reduce the balance of our Tranche A term loan by £200 million in June and by a further £23 million in July.  Total outstanding bank debt following these payments is £1.45 billion. Additionally, on July 15, the company redeemed its $100 million floating rate senior notes due 2012.  The total principal amount of senior notes outstanding following this redemption is £764 million and total debt, excluding the undrawn £250 million revolving bank loan, is approximately £2.3 billion.

Today we are filing an amendment to our annual report for the 2004 fiscal year and quarterly report for the first quarter of 2005 and providing restatements of prior periods to reflect a minor adjustment to revenue recognized. The restatement results in a reduction of revenue of £1.5 million in 2002, £1.2 million in 2003, £0.7 million in 2004, and £0.3 million for the first quarter of 2005.

About ntl

•                  ntl Incorporated (NASDAQ: NTLI) offers a wide range of communications and content distribution services to residential and business customers throughout the UK.

•                  ntl is the UK’s largest cable company with 3.3 million residential customers, and the UK’s leading supplier of broadband services to consumers, with 1.6 million broadband customers.

•                  ntl’s network can service 7.9 million homes in the UK.

•                  Information on ntl and its products can be obtained at www.ntl.com

Contacts

ntl Investor Relations:

Patti Leahy:  +1 610 667 5554 / patricia.leahy@ntl.com

Investor Relations office:  +44 (0) 207 967 3347 / karen.bullot2@ntl.com ntl Media:

Justine Smith:  +44 (0)1256 752 669 / justine.smith@ntl.com

Buchanan Communications:

Richard Oldworth or Jeremy Garcia:  +44 (0) 207 466 5000

There will be a conference call for analysts and investors today at 08.30 EDT/ 13.30 UK time.  Analysts and investors can dial in to the presentation by calling +1 334 323 6203 in the United States or + 44 (0) 20 7162 0125 for international access or via a live webcast of the conference call and presentation on the Company’s website, www.ntl.com/investors.  The replay will be available for one week beginning approximately two hours after the end of the call August 16, 2005.  The dial-in replay number for the US is:  +1 954 334 0342 and the international dial-in replay number are: +44 (0)20 7031 4064, conference ID: 669284.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations;  our significant debt payments and other contractual commitments;  our ability to fund and execute our business plan;  our ability to generate cash sufficient to service our debt;  interest rate and currency exchange rate fluctuations; our ability to complete the integration of our billing systems;  the impact of new business opportunities requiring significant up-front investments;  our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations;  our ability to respond adequately to technological developments;  our ability to develop and maintain back-up for our critical systems;  our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions;  and  our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Non-U.S. GAAP measures

The company’s intention is to provide investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.  We evaluate operating performance based on several non-US GAAP measures, including (i) operating income before depreciation, amortization and other charges (OCF) and the associated term OCF margin and (ii) fixed asset additions (accrual basis), as we believe these are important measures of the operational strength of our business.  Since these measures are not calculated in accordance with U.S. GAAP, they should not be considered as substitutes for operating income (loss) and purchase of fixed assets, respectively, as indicators of our operating and cash flow performance and expenditure for fixed assets.  Please see Appendix D for use of non-U.S. GAAP financial measures.

-ends-

Appendices:

A)          Financial Statements

•                  Condensed Consolidated Statement of Operations

•                  Condensed Consolidated Balance Sheet

•                  Condensed Consolidated Statement of Cashflows

B)            Fixed Asset Additions (accrual basis) continuing operations

C)            Residential Operations statistics

D)           Use of non-U.S. GAAP (Generally Accepted Accounting Principles) Financial Measures and Reconciliations to U.S. GAAP

E)             virgin.net revenue impact related to acquisition

Appendices

A)                                   Financial Statements

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; in millions except per share data)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Revenue	£482.5	£493.8	£980.3	£989.5

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(196.0)	(207.4)	(402.9)	(418.0)
Selling, general and administrative expenses	(122.3)	(122.4)	(242.1)	(247.4)
Other charges	(0.7)	(14.7)	(1.1)	(15.3)
Depreciation	(129.6)	(146.2)	(259.9)	(291.0)
Amortization	(27.5)	(25.7)	(54.9)	(51.4)
Total costs and expenses	(476.1)	(516.4)	(960.9)	(1,023.1)
Operating income (loss)	6.4	(22.6)	19.4	(33.6)

Other income (expense)
Interest income and other, net	8.3	2.2	14.8	3.8
Interest expense	(58.4)	(70.7)	(128.5)	(145.5)
Loss on extinguishment of debt	—	(162.2)	—	(162.2)
Share of income from equity investments	0.2	0.3	0.2	0.4
Foreign currency transaction (losses)	(12.8)	(13.9)	(16.8)	(6.8)
(Loss) from continuing operations before income taxes	(56.3)	(266.9)	(110.9)	(343.9)
Income tax (expense)	(9.8)	(0.1)	(21.1)	(1.5)
(Loss) from continuing operations	(66.1)	(267.0)	(132.0)	(345.4)

Discontinued operations
(Loss) income from discontinued operations before income taxes	(1.8)	17.4	5.5	30.5
Income tax (expense)	—	(0.3)	(0.2)	(0.8)
Gain on disposal, net of tax	141.4	—	656.0	—
Income from discontinued operations	139.6	17.1	661.3	29.7
Net income (loss)	£73.5	£(249.9)	£529.3	£(315.7)

Basic and diluted net (loss) from continuing operations per share	£(0.78)	£(3.07)	£(1.54)	£(3.97)

Basic and diluted income from discontinued operations per share	£1.64	£0.20	£7.71	£0.34

Basic and diluted net income (loss) per share	£0.86	£(2.87)	£6.17	£(3.63)

Average number of shares outstanding	85.1	87.0	85.8	86.9

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited; in millions, except per share data)

	June 30,	December 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	£710.1	£125.2
Restricted Cash	38.4	15.8
Marketable securities	91.2	11.6
Accounts receivable - trade, less allowance for doubtful accounts of £49.8 (2005) and £43.4 (2004)	208.1	207.3
Prepaid expenses and other current assets	50.1	47.8
Current assets held for sale	—	50.3
Total current assets	1,097.9	458.0

Fixed assets, net	3,406.0	3,531.6
Reorganization value in excess of amounts allocable to identifiable assets	198.2	200.7
Customer lists, net	300.9	354.0
Other intangible assets, net	3.7	5.5
Investments in and loans to affiliates, net	0.9	0.7
Other assets, net of accumulated amortization of £27.5 (2005) and £8.0 (2004)	108.1	123.4
Other assets held for sale	—	819.4
Total assets	£5,115.7	£5,493.3

	June 30,	December 31,
	2005	2004
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£154.3	£114.0
Accrued expenses and other current liabilities	298.0	300.1
Interest payable	40.6	51.9
Deferred revenue	110.5	109.5
Current liabilities of discontinued operations	—	108.4
Current portion of long-term debt	0.9	60.9
Total current liabilities	604.3	744.8

Long-term debt, net of current portion	2,333.1	2,952.6

Deferred revenue and other long-term liabilities	143.5	217.2
Long-term liabilities of discontinued operations	—	4.2

Shareholders’ equity
Preferred stock - $0.1 par value; authorized 5.0 (2005 and 2004) shares; issued and outstanding none	—	—
Common stock - $.01 par value; authorized 400.0 (2005 and 2004) shares; issued 88.3 (2005) and 87.7 (2004) and outstanding 85.1 (2005) and 87.7 (2004)	0.5	0.5
Additional paid-in capital	2,690.0	2,670.0
Treasury stock	(114.0)	—
Unearned stock-based compensation	(23.6)	(17.0)
Accumulated other comprehensive income (loss)	22.3	(9.3)
Accumulated (deficit)	(540.4)	(1,069.7)
Total shareholders’ equity	2,034.8	1,574.5
Total liabilities and shareholders’ equity	£5,115.7	£5,493.3

CONDENSED CONSOLIDATED STATEMENT OF CASHFLOWS

(unaudited; in millions)

	Six months ended June 30,
	2005	2004

Net cash provided by operating activities	£183.2	£152.7

Investing activities
Purchase of fixed assets	(148.5)	(128.5)
Investments in and loans to affiliates	—	1.4
Increase in restricted cash	(22.6)	—
Purchase of marketable securities	(92.6)	—
Sale of marketable securities	17.7	—
Proceeds from sale of assets	2.2	2.3
Proceeds from sale of Broadcast operations, net	1,229.0	—
Proceeds from sale of Ireland operations, net	216.2	—
Net cash provided by (used in) investing activites	1,201.9	(124.8)

Financing activities
Proceeds from employee stock option exercises	4.3	2.7
Proceeds from new borrowings, net	—	2,905.1
Principal payments on long-term debt	(700.0)	(3,280.0)
Purchase of stock	(114.0)	—
Capital lease payments	(0.4)	(0.4)
Net cash (used in) financing activities	(810.1)	(372.6)
Effect of exchange rate changes on cash and cash equivalents	10.4	—
Increase (decrease) in cash and cash equivalents	584.9	(344.7)
Cash and cash equivalents, beginning of period	125.2	446.1
Cash and cash equivalents, end of period	£710.1	£101.4

Supplemental disclosure of cash flow information
Cash paid during the period for interest, exclusive of amounts capitalized	£118.9	£194.3

B)            Fixed Assets Additions (Accrual Basis)

(in millions)

	3 months ended
	June 30, 2005	June 30, 2004

NCTA Fixed Asset Additions
CPE	£29.3	£27.5
Scaleable Infrastructure	22.2	13.7
Commercial	4.9	5.7
Line Extensions	0.0	(0.2)
Upgrade/Rebuild	2.8	3.7
Support Capital	10.6	12.0
Total NCTA Fixed Asset Additions	69.8	62.4

Non NCTA Fixed Asset Additions	0.4	(0.1)

Total Fixed Asset Additions (Accrual Basis)	£70.2	£62.3

Note: ntl is not a member of NCTA and is providing this information solely for comparative purposes. Fixed asset additions (accrual basis) are from continuing operations. See Appendix D for a discussion of the use of fixed asset additions (accrual basis) as a non-U.S. GAAP measure and the reconciliation of fixed asset additions (accrual basis) to U.S. GAAP purchase of fixed assets.

C)            Residential Operations Statistics
(data in 000’s except percentages, RGU/Customer and ARPU)

	ntl Consumer (1)					ntl on-net
	Q2-05	Q1-05	Q4-04	Q3-04	Q2-04	Q2-05	Q1-05	Q4-04	Q3-04	Q2-04
Customers
Opening Customers	3,194.9	3,136.8	3,102.8	3,082.1	3,070.6	3,008.1	2,975.3	3,013.8	2,981.5	2,923.2
Virgin.net at acquisition			61.8
Data Cleanse (2)	0.0	0.0	(20.0)	2.7	(6.1)	0.0	0.0	(20.0)	2.7	(2.2)
Adjusted Opening Customers	3,194.9	3,136.8	3,144.6	3,084.8	3,064.5	3,008.1	2,975.3	2,993.8	2,984.2	2,921.0

Gross customer adds	205.5	195.1	185.2	190.7	169.7	171.4	157.0	162.1	187.9	166.5
Total Customer disconnections	(138.9)	(137.0)	(151.0)	(148.9)	(116.6)	(123.6)	(124.2)	(141.4)	(134.5)	(106.0)
Net customer adds	66.6	58.1	34.2	41.7	53.1	47.8	32.8	20.7	53.4	60.5
Reduction to customer count (3)	0.0	0.0	(42.0)	(23.8)	(35.5)	0.0	0.0	(39.2)	(23.8)	0.0
Closing Customers	3,261.5	3,194.9	3,136.8	3,102.8	3,082.1	3,055.9	3,008.1	2,975.3	3,013.8	2,981.5

Monthly customer churn %	1.4%	1.4%	1.6%	1.6%	1.2%	1.3%	1.4%	1.5%	1.5%	1.2%

RGUS
Opening RGUs	6,049.9	5,948.4	5,911.9	5,858.5	5,783.4	5,856.6	5,784.2	5,822.0	5,757.9	5,636.1
Virgin.net at acquisition			61.8
Data Cleanse (2)	0.0	0.0	(29.3)	1.0	(4.6)	0.0	0.0	(29.3)	0.9	(0.7)
Adjusted Opening RGUs	6,049.9	5,948.4	5,944.4	5,859.5	5,778.8	5,856.6	5,784.2	5,792.7	5,758.8	5,635.4

Gross RGU adds	472.5	420.0	409.8	429.6	386.9	433.5	378.2	386.7	426.8	383.7
RGU disconnections	(339.3)	(318.2)	(329.3)	(341.6)	(271.7)	(326.4)	(305.5)	(321.3)	(328.0)	(261.2)
Net RGU adds	133.2	101.8	80.5	88.0	115.2	107.1	72.7	65.2	98.8	122.5
Reduction to RGU count (3)	0.0	(0.3)	(76.5)	(35.6)	(35.5)	0.0	(0.3)	(73.7)	(35.6)	0.0
Closing RGUs	6,183.1	6,049.9	5,948.4	5,911.9	5,858.5	5,963.7	5,856.6	5,784.2	5,822.0	5,757.9

Revenue Generating Units (RGUs)
Telephone	2,666.3	2,646.7	2,638.5	2,681.4	2,693.7	2,593.2	2,571.7	2,559.3	2,592.4	2,593.1
Television	1,961.8	1,960.0	1,979.6	2,056.1	2,070.6	1,961.9	1,960.0	1,979.6	2,056.1	2,070.6
DTV	1,405.1	1,387.9	1,382.5	1,414.7	1,408.7	1,405.1	1,387.9	1,382.5	1,414.7	1,408.7
Broadband	1,555.0	1,443.2	1,330.3	1,174.4	1,094.2	1,408.6	1,324.9	1,245.3	1,173.5	1,094.2
Total RGUs	6,183.1	6,049.9	5,948.4	5,911.9	5,858.5	5,963.7	5,856.6	5,784.2	5,822.0	5,757.9

RGU / Customer	1.90	1.89	1.90	1.91	1.90	1.95	1.95	1.94	1.93	1.93

Talkplan % Telco customers						32.5%	32.7%	32.9%	32.5%	32.5%

Internet Customers
Dial-up (metered)	436.5	486.5	579.5	144.8	163.6	47.4	52.1	54.8	56.7	63.0
Dial-up (unmetered)	173.3	202.0	167.6	193.9	219.8	126.7	144.8	167.6	193.9	219.8
DTV Access	8.4	6.9	7.7	8.2	10.5	8.4	6.9	7.7	8.2	10.5
Total Dial-up and DTV access customers	618.2	695.4	754.8	346.9	393.9	182.5	203.8	230.1	258.8	293.3
Broadband	1,532.1	1,429.6	1,262.5	1,173.5	1,094.2	1,408.6	1,324.9	1,245.3	1,173.5	1,094.2
Virgin.net broadband at acquisition		—	61.8	—	—
Off-net	22.9	13.6	6.0	0.9	0.0
Total Broadband Customers	1,555.0	1,443.2	1,330.3	1,174.4	1,094.2	1,408.6	1,324.9	1,245.3	1,173.5	1,094.2
Total Internet	2,173.2	2,138.6	2,085.1	1,521.3	1,488.1	1,591.1	1,528.7	1,475.4	1,432.3	1,387.5

Bundled Customers
Dual RGU	1,366.7	1,374.5	1,386.0	1,429.6	1,451.0	1,352.9	1,368.0	1,383.2	1,428.7	1,451.0
Triple RGU	777.5	740.3	712.8	695.8	663.5	777.5	740.3	712.8	695.8	663.5
Percentage of dual or triple RGUs	65.7%	66.2%	66.9%	68.5%	68.6%	69.7%	70.1%	70.4%	70.5%	70.9%
Percentage of triple RGUs	23.8%	23.2%	22.7%	22.4%	21.5%	25.4%	24.6%	24.0%	23.1%	22.3%

Homes Marketable On-net
Telephone						7,579.1	7,569.2	7,739.5	7,730.1	7,579.1
ATV						7,922.7	7,912.6	7,910.4	7,910.0	7,798.0
DTV						7,424.9	7,394.6	7,420.4	7,411.0	7,308.0
Broadband						7,066.7	6,995.9	6,961.9	6,854.9	6,752.4

Penetration of Homes Marketable On-net
Telephone						34.2%	34.0%	33.1%	33.5%	34.2%
Television - Total						24.8%	24.8%	25.0%	26.0%	26.6%
Television - DTV						18.9%	18.8%	18.6%	19.1%	19.3%
Broadband						19.9%	18.9%	17.9%	17.1%	16.2%
Total Customer						38.6%	38.0%	37.6%	38.1%	38.2%

ARPU (4)	£38.45	£39.55	£41.43	£40.78	£40.09	£39.81	£40.82	£42.39	£41.53	£41.35

(1)   Includes on-net, off-net and virgin.net customers acquired in November 2004.

(2)   Data cleanse activity, as part of the harmonisation of billing systems, has periodically resulted in an adjustment to our customer base.  We anticipate that there may be similar adjustments to customer and RGU numbers as the data cleanse progresses, although none have been identified in Q2-05.

(3)   In Q3-04 and Q4-04 we adjusted customer and RGU numbers following the implementation of a new credit policy and the resultant disconnection of inactive backlog customers.

(4)   ARPU for prior periods has been reduced by approximately 1 to 3 pence per quarter to reflect the restatement of prior periods’ revenue.

D)      Use of non-U.S. GAAP Financial Measures and Reconciliation to U.S. GAAP

Operating income before depreciation, amortization and other charges (OCF)

Operating income before depreciation, amortization and other charges, which we refer to as OCF, is not a financial measure recognised under U.S. GAAP.  OCF represents our earnings before interest, taxes, depreciation and amortisation, other charges, share of income from equity investments, loss on extinguishment of debt and foreign currency transaction gains (losses).  Our management, including our chief executive officer who is our chief operating decision maker, considers OCF as an important indicator of our operational strength and performance.  OCF excludes the impact of costs and expenses that do not directly affect our cash flows.  Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations.  OCF is most directly comparable to the U.S. GAAP financial measure operating income (loss).  Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors.  In particular, this non-U.S. GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our U.S. GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business.  Because non-U.S. GAAP financial measures are not standardised, it may not be possible to compare OCF with other companies’ non-U.S. GAAP financial measures that have the same or similar names.

Reconciliation of operating income before depreciation, amortization and other charges to U.S. GAAP operating income (loss)

(in millions)

	6 months ended	3 months ended		6 months ended	3 months ended
	June 30, 2005	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2004	March 31, 2004

Revenue	£980.3	£482.5	£497.8	£989.5	£493.8	£495.7

Operating income before depreciation, amortization and other charges	335.3	164.2	171.1	324.1	164.0	160.1

Reconciling items:
Other charges	(1.1)	(0.7)	(0.4)	(15.3)	(14.7)	(0.6)
Depreciation and amortization	(314.8)	(157.1)	(157.7)	(342.4)	(171.9)	(170.5)
Operating income (loss)	£19.4	£6.4	£13.0	£(33.6)	£(22.6)	£(11.0)

OCF as a precentage of revenue (OCF margin)	34.2%	34.0%	34.4%	32.8%	33.2%	32.3%
Operating income (loss) as a percentage of revenue	2.0%	1.3%	2.6%	(3.4)%	(4.6)%	(2.2)%

Fixed Asset Additions (Accrual Basis)

ntl’s primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis).  Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets as measured on an accrual basis.  ntl’s business is underpinned by its significant investment in network infrastructure and information technology.   Management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating ntl’s liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations.  Fixed Asset Additions (Accrual Basis) (formerly Capital Expenditure) is most directly comparable to the U.S. GAAP financial measure purchases of fixed assets as reported in the Statement of Cash Flows.  The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchases of fixed assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchases of fixed assets.  Management excludes this amount from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities are more related to the cash management treasury function than to ntl’s management of fixed asset purchases for long-term operational performance and liquidity.  Management compensates for this limitation by separately measuring and forecasting working capital.

Reconciliation of Fixed Asset Additions (accrual basis) to U.S. GAAP Purchase of Fixed Assets

(in millions)

	6 months ended	3 months ended		6 months ended	3 months ended
	June 30, 2005	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2004	March 31, 2004

Fixed Asset Additions (accrual basis) (in £’s)	£134.3	£70.2	£64.1	£124.7	£62.3	£62.4

Other Items:

Fixed Asset Additions (accrual basis) - discontinued operations	5.2	1.0	4.1	13.2	7.0	6.2

Changes in liabilities related to Fixed Asset Additions (accrual basis)	9.0	0.5	8.6	(9.4)	2.3	(11.6)

Purchase of Fixed Assets (in £’s)	£148.5	£71.7	£76.8	£128.5	£71.6	£56.9

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with U.S. GAAP.  These non- U.S. GAAP financial measures reflect an additional way of viewing aspects of ntl’s operations that, when viewed with ntl’s U.S. GAAP results and the accompanying reconciliations to corresponding U.S. GAAP financial measures, provide a more complete understanding of factors and trends affecting ntl’s business.  Management encourages investors to review ntl’s financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

E)   virgin.net revenue impact related  to acquisition

•                  ntl acquired 100 per cent of virgin.net in November 2004. Prior to the acquisition, virgin.net was a wholesale customer of ntl. Revenue generated from these wholesale services was reported within our Business revenue category. As a result of the acquisition, 100 per cent of virgin.net revenues are now reported in our Consumer revenue category.

•                  In Q2 of 2004, Business revenue was £124.1 million in the aggregate, including £10.7 million of wholesale revenue from virgin.net. In Q2 of 2005, Business revenue was lower compared with Q2 of 2004 partly because Business no longer includes wholesale revenue from virgin.net as virgin.net is no longer a third party customer of ntl.  virgin.net’s own third party revenue is now consolidated into ntl’s group revenue and is included in Consumer revenue.

•                  In Q2 of 2004, Consumer revenue was £369.7 million and did not include any revenue from virgin.net.  In Q2 of 2005, Consumer revenue was £378.9 million and included £13.4 million from virgin.net.  Accordingly, Consumer revenue in Q2 of 2005 increased as compared against Q2 of 2004 by £13.4 million in relation to virgin.net.

•                  virgin.net reported approximately £9.1 million of third party revenue in Q2 of 2004 (unaudited figures provided by virgin.net’s management accounts).  This amount was not included in ntl’s consolidated group revenues.